UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

U.S. GOLD CORP.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

This amendment (this “Amendment”) dated April 23, 2025, amends and supplements the definitive proxy statement filed by U.S. Gold Corp., a Nevada corporation (the “Company”), with the Securities and Exchange Commission on March 6, 2025 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 28, 2025, at 9:00 a.m. Mountain Time.

This Amendment is being filed for the purpose of correcting the quorum requirement in the Proxy Statement.

This Amendment hereby amends the Proxy Statement as follows:

The paragraph on page 3 of the Proxy Statement under the section entitled “What is a quorum of stockholders?” shall read as follows:

“In order to carry on the business of the Annual Meeting, a quorum must be present. If at least 33 1/3 percent of the outstanding shares of stock entitled to vote on the Record Date are present, either in person (by attending via live website www.usgold.vote) or by proxy, we will have a quorum at the meeting. Any shares represented by proxies that are marked for, against, withhold, or abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee, or other record holder of our common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, and if it has not received instructions from the beneficial owners of such shares as to how to vote on such matters, the shares held by that record holder will not be voted on such matter (referred to as “broker non-votes”) but will be counted as present for purposes of determining whether we have a quorum. There were 12,486,116 shares of our common stock issued and outstanding on the Record Date, and each share of common stock has one vote. The presence of holders of 4,162,039 votes will represent a quorum.”

Except as specifically amended or supplemented by the information contained herein, this Amendment does not revise or update any other information set forth in the Proxy Statement. This Amendment does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This Amendment should be read in conjunction with the Proxy Statement, and the Proxy Statement should be read in its entirety.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you have submitted a proxy card and wish to change your vote, you may revoke your proxy and change your vote by following the instructions in the section entitled “Information About the Annual Meeting and Voting – How do I revoke my proxy and change my vote prior to the meeting?” on page 7 of the Proxy Statement. This Amendment does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.